Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference on Form 8-K of Nabors Industries Ltd. of our report dated March 9, 2010, with respect to the consolidated financial statements of Superior Well Services, Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and the financial statement schedule listed in Item 15(b) and the effectiveness of internal control over financial reporting of Superior Well Services, Inc. which were included in Superior Well Services, Inc.’s Form 10-K for the year ended December 31, 2009, which report appears in Exhibit No. 99.2 of this Form 8-K of Nabors Industries Ltd.
/s/ SCHNEIDER DOWNS & CO., INC.
Pittsburgh, Pennsylvania
November 23, 2010